CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2021, relating to the financial statements and financial highlights of Monetta Trust comprising Monetta Fund and Monetta Young Investor Growth Fund (formerly Monetta Core Growth Fund), for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Chicago, Illinois
April 27, 2021